UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2017

PrimeEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-7406	11-2695037
(Commission File Number)	(IRS Employer Identification No.)

9821 Katy Freeway, Houston, Texas 77024

(Address of principal executive offices)

Registrant’s telephone number, including area code 713-735-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PRIMEENERGY CORPORATION

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

On February 15, 2017, PrimeEnergy Corporation and its subsidiaries, PrimeEnergy Management Corporation, Prime Operating Company, Eastern Oil Well Services Company, Southwest Oilfield Construction Company, EOWS Midland Company and Prime Offshore LLC (collectively the “Company”), as the debtors and Compass Bank (as lender, Administrative Agent and Issuing Bank), Citbank, N.A. and Wells Fargo, National Association, as lenders (collectively, the “Lenders”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”). The Credit Agreement replaces the Second Amended and Restated Credit Agreement made by the Company, Compass Bank and a group of lenders effective July 30, 2010 and the amendments thereto, which was due to mature on July 30, 2017. Pursuant to the terms and conditions of the Credit Agreement, the Company has a revolving line of credit and letter of credit facility of up to $300million subject to a borrowing base that is determined semi-annually by the lenders based upon the Company’s financial statements and the estimated value of the Company’s oil and gas properties, in accordance with the Lenders’ customary practices for oil and gas loans. The Company’s initial borrowing base is $75million. The Company and the lenders may request an additional redetermination of the borrowing base once during each semi-annual period. Borrowings under the Credit Agreement will bear interest at a base rate plus an applicable margin ranging from 1.50% to 2.50% or at the Company’s option, at LIBOR plus an applicable margin ranging from 2.50% to 3.50%. The Credit Agreement will mature on February 15, 2021. Simultaneously with the Credit Agreement, the Company entered into an Amended, Restated and Consolidated Guaranty and an Amended, Restated and Consolidated Pledge and Security Agreement with Compass Bank, as Administrative Agent, pursuant to which substantially all of the Company’s oil and gas properties were pledged as security for the Credit Agreement. Borrowings under the Credit Agreement will be used for general corporate purposes.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: February 21, 2017

PrimeEnergy Corporation

By: /s/ Beverly A. Cummings

Name: Beverly A. Cummings

            Executive Vice President